EXHIBIT 99.1

NEWS MEDIA CONTACT:

Sears Holdings Public Relations

(847) 286-8371

FOR IMMEDIATE RELEASE:

June 23, 2011

REGISTRATION STATEMENT FILED FOR SPIN-OFF OF SEARS HOLDINGS’

INTEREST IN ORCHARD SUPPLY HARDWARE STORES CORPORATION

HOFFMAN ESTATES, Ill. – Sears Holdings Corporation (“Holdings,” “we,” or “our”) (NASDAQ: SHLD) today announced that Orchard Supply Hardware Stores Corporation (“Orchard”), which currently operates 89 full-service hardware stores in California, has filed a Registration Statement on Form S-1 with the Securities and Exchange Commission in connection with Holdings’ plan to spin off its interest in Orchard. The spin-off will result in Holdings shareholders owning all of the capital stock of Orchard that is owned by Holdings immediately prior to the spin-off, which will consist of common stock that will represent approximately 80% of the voting power of Orchard’s outstanding capital stock and preferred stock that will represent 100% of Orchard’s outstanding nonvoting capital stock. The spin-off would be effected through the pro rata distribution of the Orchard common stock and preferred stock that we hold to our shareholders. We expect that the spin-off will be tax-free to Holdings’ shareholders for U.S. federal income tax purposes, except for any cash received in lieu of fractional shares. The spin-off is subject to final approval by the Holdings board of directors and the satisfaction of certain other conditions, and Holdings may, at any time until the spin-off, decide to abandon the spin-off or modify or change the terms of the spin-off. Holders of Holdings common stock as of the record date for the spin-off will not be required to make any payment, surrender or exchange any shares of Holdings common stock or take any other action to participate in the spin-off.

Additional information concerning Orchard and the proposed spin-off is contained in the Registration Statement.

*  *  *  *

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.